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                                                                      Exhibit 21


                              List of Subsidiaries


1. BSST LLC, a Delaware limited liability company, which is owned 90% by the Company and 10% by Dr. Lon E. Bell

2. Amerigon Mauritius Incorporated, a corporation incorporated in the Republic of Mauritius, a wholly-owned subsidiary with no assets or operations